SUB-ITEM 77(Q)(1)(a):
COPIES OF ALL
MATERIAL
AMENDMENTS TO
THE REGISTRANT?S
CHARTER OR BY-
LAWS



AMENDMENT #14
TO THE BY-LAWS
OF
FEDERATED U.S.
GOVERNMENT
SECURITIES FUND:
2-5 YEARS

Effective June 1, 2013

	Strike Section 5.
Powers of Executive
Committee from
ARTICLE III - POWERS
AND DUTIES OF THE
EXECUTIVE AND
OTHER COMMITTEES
and replace with the
following:

	Section 5.
Powers of Executive
Committee.  During the
intervals between the
Meetings of the
Trustees, the Executive
Committee, except as
limited by the By-Laws
of the Trust or by
specific directions of
the Trustees, shall
possess and may
exercise all the powers
of the Trustees in the
management and
direction of the
business and conduct of
the affairs of the Trust
in such manner as the
Executive Committee
shall deem to be in the
best interests of the
Trust, and shall have
power to authorize the
Seal of the Trust (if
there is one) to be
affixed to all
instruments and
documents requiring
the same.
Notwithstanding the
foregoing, the
Executive Committee
shall not have the
power to elect or
remove Trustees,
increase or decrease the
number of Trustees,
elect or remove any
Officer, issue shares or
recommend to
shareholders any action
requiring shareholder
approval.

      Insert the
following into
ARTICLE VIII,
AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS,
ETC. and renumber the
remaining sections
accordingly:
	Section 2.
Delegation of
Authority Relating to
Dividends.  The
Trustees or the
Executive Committee
may delegate to any
Officer or Agent of the
Trust the ability to
authorize the payment
of dividends and the
ability to fix the
amount and other terms
of a dividend regardless
of whether or not such
dividend has previously
been authorized by the
Trustees.

	The title of
ARTICLE VIII is
deleted and replaced as
follows:
?AGREEMENTS,
CERTAIN
DELEGATION,
CHECKS, DRAFTS,
ENDORSEMENTS,
ETC.?